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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                            ------------------------

                           GOLF TRUST OF AMERICA, INC.
                   -------------------------------------------
             (Exact name of registrant as specified in its charter)


Maryland                                                              33-0724736
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)


190 King Street
Charleston, South Carolina                                                 29401
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(Address of principal executive offices)                              (zip code)


Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                               Name of each exchange on which
to be so registered                               each class is to be registered
-------------------                               ------------------------------

                 None                                      None
--------------------------------------    --------------------------------------


If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. / /

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously wit the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. / /


Securities to be registered pursuant to Section 12(g) of the Act:


                        Common Stock, par value $.01 per share
                 ----------------------------------------------------
                                (Title of Class)

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ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     The securities to be registered hereunder are the Common Stock, par value $.01 per share, of Golf Trust of America, Inc., a Maryland corporation (the "Registrant"). Subject to any special voting rights of the holders of Preferred Stock, if any, holders of the Common Stock of Registrant are entitled to one vote per share on all matters to be voted upon by the Registrant's stockholders. Subject to preferences that may be applicable to the holders of the outstanding shares of Preferred Stock, if any, holders of the Registrant's Common Stock are entitled to receive such lawful dividends, if any, as may be declared from time to time by the Registrant's Board of Directors. In the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the Registrant and subject to the rights of holders of outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock of the Registrant shall be entitled to receive pro rata all of the remaining assets of the Registrant available for distribution to its stockholders. No redemption or sinking fund provisions are applicable to Registrant's Common Stock. Incorporated herein by reference is the description of the Common Stock contained under the caption "Capital Stock -- General" in the Registrant's Registration Statement on Form S-11 filed with the Securities and Exchange Commission (the "Commission") on November 12, 1996 (file no. 333-15965), as amended (the "Registration Statement"). Additional information relating to the Registrant's Common Stock is incorporated herein by reference to sections of the Registration Statement under the captions "Capital Stock," "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws."

ITEM 2.   EXHIBITS.

     EXHIBIT DESCRIPTION

1.   Specimen of Certificate representing Registrant's Common Stock.*
2.1 Registrant's Registration Statement on Form S-11, as amended, together with exhibits thereto, filed under the Securities Act of 1933, as amended (originally filed with the Commission on November 12, 1996 (File No. 333-15965)) (incorporated herein by reference).
2.2 Charter of the Registrant as currently in effect (incorporated herein by reference to Exhibit 3.1A of the Registration Statement).
2.3 Bylaws of the Registrant as currently in effect (incorporated herein by reference to Exhibit 3.2 of the Registration Statement).
2.4 Form of First Amended and Restated Agreement of Limited Partnership of Golf Trust of America, L.P. (incorporated herein by reference to Exhibit 10.1 of the Registration Statement).

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* To be filed supplementally as soon as available.


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                                    SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized.

                                        GOLF TRUST OF AMERICA, INC.
                                        (Registrant)



Dated:  January 31, 1997                By:  /s/ W. Bradley Blair, II
                                            ----------------------------------
                                        Name: W. Bradley Blair, II
                                        Its: President


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